Exhibit 99.1

Sabre Announces Changes to its Board Composition

Elaine Paul elected to its Board of Directors

Zane Rowe and Rachel Gonzalez to retire from the Company’s Board

SOUTHLAKE, Texas – Feb. 8, 2024 – Sabre Corporation (NASDAQ: SABR), a leading technology company that powers the global travel industry, today announced changes to the composition of its Board of Directors. Elaine Paul has been elected to Sabre’s Board of Directors, effective February 16th. On that same date, Zane Rowe and Rachel Gonzalez will retire from the company’s Board.

“We look forward to having Elaine as a member of Sabre’s Board of Directors,” said Sean Menke, Sabre’s Executive Chair of the Board. “Having served as the Chief Financial Officer (CFO) of Lyft, Amazon Studios and Hulu, Elaine brings strong financial acumen and expertise to our board, as well as significant leadership experience in technology-driven enterprises.”

Paul brings decades of finance and strategy experience to the company’s Board, having served in varying finance leadership roles at some of the largest and most complex global technology and media companies. Prior to her most recent role as CFO of Lyft, Paul was the CFO at Amazon Studios, a division of Amazon. Before joining Amazon Studios, Paul served as the CFO of digital streaming service Hulu for six years. She also spent over twenty years in finance and strategy roles at The Walt Disney Company.

Today, the company also announced the planned retirement of two of its current directors, Zane Rowe and Rachel Gonzalez, effective February 16th. With their departure and Paul’s appointment, the company has reduced the size of its Board to eleven.

About Elaine Paul

Paul is the former CFO of Lyft where she served as its Chief Financial Officer from January 2022 through May 2023. Prior to her role at Lyft, Elaine was the CFO at Amazon Studios, a division of Amazon, for several years and the CFO of digital streaming service Hulu from 2013-2019. Prior to Hulu, Elaine spent over two decades in finance and strategy roles at The Walt Disney Company.

At Lyft, she oversaw all aspects of finance and accounting, treasury, investor relations, and M&A during a time of great macro, market, and sector specific turmoil. Prior to joining Lyft, Paul served as the CFO of Amazon Studios where she oversaw portfolio and financial planning for Amazon’s global slate of original film and television programming and studio operations. Her team included financial planning and analysis, strategy, business intelligence, data science and advanced analytics in addition to production finance. In her role at Hulu, Paul managed Hulu’s financial performance and led all growth and investment opportunities, leading Hulu’s financial planning and analysis, accounting, strategy and corporate development, and advanced analytics teams. Before Hulu, Paul worked at The Walt Disney Company for 22 years, most recently as SVP of Corporate Strategy, Business Development and Technology where she led various acquisitions, new business initiatives, and strategic investments domestically and internationally.

Paul holds an MBA from the Harvard Business School and a B.A. in Economics and History with Distinction from Stanford University.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

SABR-F

Contacts:

Media

Kristin Hays

Heidi Castle

sabrenews@sabre.com

Investors

Brian Evans

Brian Roberts

sabre.investorrelations@sabre.com